Exhibit 99.1

Embecta Corp. Reports Fiscal 2025 Fourth Quarter and Full Year Financial Results; Provides Initial Fiscal Year 2026 Financial Guidance

PARSIPPANY, N.J., November 25, 2025 (GLOBE NEWSWIRE) – Embecta Corp. (“embecta” or the "Company") (Nasdaq: EMBC), a global diabetes care company, today reported financial results for the three- and twelve-month periods ended September 30, 2025.
"Our fourth quarter results were largely in line with our expectations, with revenue lower year over year due to several items we had previously anticipated, including the impact of advanced distributor ordering in the fourth quarter of fiscal year 2024 in advance of a potential U.S. port strike; the impact of advanced distributor ordering in the third quarter of fiscal year 2025 in advance of the U.S. July 4th holiday; and the continuing business dynamics in China," said Devdatt (Dev) Kurdikar, Chief Executive Officer of embecta.
Mr. Kurdikar continued: "Meanwhile, in terms of profitability, our GAAP operating margin and net income were higher year over year, and we exceeded our previously provided fiscal year 2025 adjusted operating and adjusted EBITDA margin ranges. Also, our GAAP diluted earnings per share was higher year over year and our adjusted diluted earnings per share was at the top-end of our previously provided guidance range."
Mr. Kurdikar concluded: "Fiscal year 2025 marked the completion of the first phase of our strategic roadmap: one focused on major separation and stand-up activities, including implementing a global ERP system and operationalizing our own distribution network and shared services. We also initiated the second phase: seeding growth. By focusing on operational efficiency and executing restructuring, we were able to accelerate debt reduction and decrease our net leverage, creating additional financial flexibility for our goal to invest in growth. We remain committed to the initiatives announced at our 2025 Analyst and Investor Day, and in fiscal year 2026, we intend to maintain our global leadership position in our core product categories, execute on our new product programs, and generate strong adjusted operating margin and free cash flow. While the broader geopolitical and trade environment remains dynamic, we believe our global scale, resilient supply chain, and experienced teams position us well to build value for all stakeholders."

Fourth Quarter Fiscal Year 2025 Financial Highlights:
•Reported Revenues of $264.0 million, down 7.7%;
•Adjusted Revenues of $263.3 million, down 10.4% on an adjusted constant currency basis
◦U.S. revenues decreased 15.2% on both a reported and adjusted constant currency basis
◦International revenues increased 2.8% on a reported basis, and decreased 4.0% on an adjusted constant currency basis
•Gross profit and margin of $158.5 million and 60.0%, compared to $173.8 million and 60.7% in the prior year period
•Adjusted gross profit and margin of $159.5 million and 60.6% compared to $178.3 million and 61.4% in the prior year period
•Operating income and margin of $56.5 million and 21.4%, compared to $26.2 million and 9.2% in the prior year period
•Adjusted operating income and margin of $66.7 million and 25.3%, compared to $61.2 million and 21.1% in the prior year period
•Net income of $26.4 million and earnings per diluted share of $0.45. This compares to net income of $14.6 million and earnings per diluted share of $0.25 in the prior year period
•Adjusted net income and adjusted earnings per diluted share of $29.4 million and $0.50, compared to $25.9 million and $0.45 in the prior year period
•Adjusted EBITDA and margin of $89.9 million and 34.1%, compared to $73.0 million and 25.2% in the prior year period
•Announced a dividend of $0.15 per share
Twelve Months Ended September 30 Fiscal Year 2025 Financial Highlights:
•Reported Revenues of $1,080.4 million, down 3.8%;
•Adjusted Revenues of $1,079.7 million, down 3.9% on an adjusted constant currency basis
◦U.S. revenues decreased 4.6% on both a reported and adjusted constant currency basis
◦International revenues decreased 2.8% on a reported basis, and decreased 3.1% on an adjusted constant currency basis
•Gross profit and margin of $676.8 million and 62.6%, compared to $735.2 million and 65.5% in the prior year period
•Adjusted gross profit and margin of $687.3 million and 63.7%, compared to $740.7 million and 65.7% in the prior year period
•Operating income and margin of $242.1 million and 22.4%, compared to $166.8 million and 14.9% in the prior year period
•Adjusted operating income and margin of $337.7 million and 31.3%, compared to $296.9 million and 26.3% in the prior year period
•Net income and earnings per diluted share of $95.4 million and $1.62, respectively. This compares to net income and earnings per diluted share of $78.3 million and $1.34, respectively, in the prior year period
•Adjusted net income and adjusted earnings per diluted share of $173.9 million and $2.95, compared to $143.1 million and $2.45 in the prior year period
•Adjusted EBITDA and margin of $415.3 million and 38.5%, compared to $353.4 million and 31.4% in the prior year period

Strategic Highlights:
•Strengthen core business
◦Substantially completed the brand transition program in the U.S. and Canada; commenced the next phase of the initiative globally, with significant completion in the majority of international markets anticipated by the end of calendar year 2026
•Expand product portfolio
◦Continue to progress on GLP-1 strategy by signing additional contracts and receiving new purchase orders from pharmaceutical partners to co-package embecta pen needles with potential generic GLP-1 therapies
◦embecta pen needles now included in multiple GLP-1 partner managed regulatory submissions, with generic GLP-1 commercial launches anticipated in select countries potentially beginning in calendar year 2026

◦Expanded availability of smaller pack configurations for GLP-1 administration in Canada and select European markets in fiscal year 2026
•Increase financial flexibility

◦Reduced debt during the fiscal year 2025 fourth quarter by paying down approximately $72.4 million of outstanding principal under the term loan B facility that had an interest rate of 300 basis points over the secured overnight financing rate (“SOFR”), with a 0.50% SOFR floor, bringing total fiscal year 2025 debt reduction to approximately $184.5 million, thereby exceeding the Company's original fiscal year 2025 debt reduction target of approximately $110 million
◦Generated strong free cash flow of approximately $77 million in the fiscal year 2025 fourth quarter and approximately $182 million of free cash flow for fiscal year 2025. This compares to free cash flow of approximately $27 million in the prior year quarter and approximately $20 million for fiscal year 2024

Adjusted Constant Currency Revenue Growth is based upon Reported Revenues, adjusted to exclude, depending on the period presented, the items described in Adjusted Revenues and to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on an adjusted constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
Fourth Quarter Fiscal Year 2025 Results:
Revenues by geographic region are as follows:

	Three months ended September 30,
Dollars in millions							% Increase/(Decrease)
	2025			2024			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
United States	$142.0	$—	$142.0	$167.4	$—	$167.4	(15.2)%	—%	—%	(15.2)%
International[1]	122.0	0.7	121.3	118.7	(4.1)	122.8	2.8	2.8	4.0	(4.0)
Total	$264.0	$0.7	$263.3	$286.1	$(4.1)	$290.2	(7.7)%	1.2%	1.5%	(10.4)%
Revenues by product family are as follows:

	Three months ended September 30,
Dollars in millions							% Increase/(Decrease)
	2025			2024			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
Pen Needles	$187.8	$—	$187.8	$215.2	$—	$215.2	(12.7)%	1.2%	—%	(13.9)%
Syringes	32.3	—	32.3	33.7	—	33.7	(4.2)	0.3	—	(4.5)
Safety	34.5	—	34.5	32.8	—	32.8	5.2	1.5	—	3.7
Other[2]	4.1	0.7	3.4	(0.3)	(4.1)	3.8	(1,466.7)	(33.3)	(1,420.2)	(13.2)
Contract Manufacturing	5.3	—	5.3	4.7	—	4.7	12.8	4.3	—	8.5
Total	$264.0	$0.7	$263.3	$286.1	$(4.1)	$290.2	(7.7)%	1.2%	1.5%	(10.4)%

1 International includes the recognition of changes in estimates associated with the Italian payback measure relating to certain prior years since 2015 recorded in Revenues. Adjusted Revenues exclude the impact of these changes in estimates.
2 Other includes product sales for swabs and other accessories. Other also reflects the recognition of changes in estimates associated with the Italian payback measure relating to certain prior years since 2015 recorded in Revenues. Adjusted Revenues exclude the impact of these changes in estimates.

The Company's reported revenues decreased by $22.1 million, or 7.7%, to $264.0 million for the fourth quarter of 2025 as compared to reported revenues of $286.1 million for the fourth quarter of 2024. Changes in the Company's reported revenues are driven by the volume of goods that embecta sells, the prices it negotiates with customers, and changes in foreign exchange rates. The decrease in reported revenues was driven by $21.9 million of unfavorable changes in volume and $8.9 million associated with unfavorable changes in price. This was partially offset by $4.8 million of favorable changes in gross-to-net adjustments attributed to the recognition of higher incremental Italian payback accruals in the prior year as compared to the current year, $3.5 million associated with the positive impact of foreign currency translation primarily due to the weakening of the U.S. dollar, and a $0.4 million increase in contract manufacturing revenues related to sales of non-diabetes products to Becton, Dickinson and Company ("BD").

Twelve Months Fiscal Year 2025 Results:
Revenues by geographic region are as follows:

	Twelve months ended September 30,
Dollars in millions							% Increase/(Decrease)
	2025			2024			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
United States	$579.1	$—	$579.1	$607.2	$—	$607.2	(4.6)%	—%	—%	(4.6)%
International[1]	501.3	0.7	500.6	515.9	(4.1)	520.0	(2.8)	(0.7)	1.0	(3.1)
Total	$1,080.4	$0.7	$1,079.7	$1,123.1	$(4.1)	$1,127.2	(3.8)%	(0.3)%	0.4%	(3.9)%
Revenues by product family are as follows:

	Twelve months ended September 30,
Dollars in millions							% Increase/(Decrease)
	2025			2024			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
Pen Needles	$784.1	$—	$784.1	$844.4	$—	$844.4	(7.1)%	—%	—%	(7.1)%
Syringes	124.6	—	124.6	126.2	—	126.2	(1.3)	(3.0)	—	1.7%
Safety	137.8	—	137.8	129.4	—	129.4	6.5	0.2	—	6.3%
Other[2]	14.0	0.7	13.3	10.3	(4.1)	14.4	35.9	(1.9)	44.1	(6.3)%
Contract Manufacturing	19.9	—	19.9	12.8	—	12.8	55.5	1.6	—	53.9%
Total	$1,080.4	$0.7	$1,079.7	$1,123.1	$(4.1)	$1,127.2	(3.8)%	(0.3)%	0.4%	(3.9)%

1 International includes the recognition of changes in estimates associated with the Italian payback measure relating to certain prior years since 2015 recorded in Revenues. Adjusted Revenues exclude the impact of these changes in estimates.
2 Other includes product sales for swabs and other accessories. Other also reflects the recognition of changes in estimates associated with the Italian payback measure relating to certain prior years since 2015 recorded in Revenues. Adjusted Revenues exclude the impact of these changes in estimates.

The Company's reported revenues decreased by $42.7 million, or 3.8%, to $1,080.4 million for the year ended September 30, 2025 as compared to reported revenues of $1,123.1 million for the year ended September 30, 2024. The decrease in reported revenues was primarily driven by $52.9 million of unfavorable changes in volume and $3.5 million associated with the negative impact of foreign currency translation primarily due to the strengthening of the U.S. dollar. This was partially offset by a $6.9 million increase in contract manufacturing revenues related to sales of non-diabetes products to BD, $4.8 million of favorable changes in gross-to-net adjustments attributed to the recognition of higher incremental Italian payback accruals in the prior year as compared to the current year, and a $2.0 million increase associated with favorable changes in price.

Preliminary Fiscal Year 2026 Financial Guidance:
For fiscal year 2026, the Company expects:

Dollars in millions, except percentages and per share data
Reported Revenues	$1,071 - $1,093
Reported Revenue Growth (%)	(0.9)% - 1.1%
Impact of F/X (%)	1.2%
Impact of Italian Payback Measure (1) (%)	(0.1)%
Adjusted Constant Currency Revenue Growth (%)	(2.0)% - 0.0%
Adjusted Operating Margin (%)	29.0% - 30.0%
Adjusted Earnings per Diluted Share	$2.80 - $3.00

(1)Reflects the recognition of changes in estimates associated with the Italian payback measure relating to certain prior years since 2015 recorded in Revenues.
embecta is unable to present a quantitative reconciliation of its expected adjusted earnings per diluted share and expected adjusted operating margin as it is unable to predict with reasonable certainty and without unreasonable effort the impact and timing of any one-time items. The financial impact of these one-time items is uncertain and is dependent on various factors, including timing, and could be material to the Company's Condensed Consolidated Statements of Income.
Balance Sheet, Liquidity and Other Updates
During the fourth quarter, the Company repaid an aggregate principal amount of approximately $72.4 million outstanding under its term loan B facility that had an interest rate of 300 basis points over the SOFR, with a 0.50% SOFR floor.
As of September 30, 2025, the Company had $228.6 million in cash and equivalents and restricted cash and $1.417 billion of debt principal outstanding, and no amount drawn on its $500 million Revolving Credit Facility.
The Company’s Board of Directors declared a quarterly cash dividend of $0.15 for each issued and outstanding share of the Company’s common stock. The dividend is payable on December 18, 2025 to stockholders of record at the close of business on December 5, 2025.
Fiscal 2025 Fourth Quarter and Full Year Earnings Conference Call:
Management will host a conference call at 8:00 a.m. Eastern Time (ET) on November 25, 2025 to discuss the results of the quarter and full year, provide an update on its business, and host a question and answer session. Those who would like to participate may access the live webcast here, or access the teleconference here. The live webcast can also be accessed via the Company’s website at investors.embecta.com.
A webcast replay of the call will be available beginning at 11:00 a.m. ET on November 25, 2025, via the embecta investor relations website and archived on the website for one year.

Condensed Consolidated Statements of Income
Embecta Corp.
(Unaudited, in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024

Revenues	$264.0	$286.1	$1,080.4	$1,123.1
Cost of products sold	105.5	112.3	403.6	387.9
Gross Profit	$158.5	$173.8	$676.8	$735.2
Operating expenses:
Selling and administrative expense	86.9	96.8	332.0	365.1
Research and development expense	4.6	19.8	37.3	78.8
Other operating expenses	10.5	31.0	65.4	124.5
Total Operating Expenses	$102.0	$147.6	$434.7	$568.4
Operating Income	$56.5	$26.2	$242.1	$166.8
Interest expense, net	(26.1)	(29.0)	(107.3)	(112.3)
Other income (expense), net	(1.4)	(4.2)	1.5	(10.3)
Income (Loss) Before Income Taxes	$29.0	$(7.0)	$136.3	$44.2
Income tax provision (benefit)	2.6	(21.6)	40.9	(34.1)
Net Income	$26.4	$14.6	$95.4	$78.3

Net Income per common share:
Basic	$0.45	$0.25	$1.64	$1.36
Diluted	$0.45	$0.25	$1.62	$1.34

Condensed Consolidated Balance Sheets
Embecta Corp.
(Unaudited, in millions, except share and per share data)

	September 30, 2025	September 30, 2024
Assets
Current Assets
Cash and equivalents	$225.5	$267.5
Restricted cash	3.1	6.7
Trade receivables, net (net of allowance for doubtful accounts of $1.8 million and $2.8 million as of September 30, 2025 and September 30, 2024, respectively)	145.6	193.0
Inventories:
Materials	50.0	40.4
Work in process	11.7	4.8
Finished products	116.9	126.3
Total Inventories	$178.6	$171.5
Amounts due from Becton, Dickinson and Company	3.3	53.8
Prepaid expenses and other	75.3	68.5
Total Current Assets	$631.4	$761.0
Property, Plant and Equipment, Net	257.2	290.4
Goodwill and Intangible Assets	22.4	23.7
Deferred Income Taxes and Other Assets	179.9	210.2
Total Assets	$1,090.9	$1,285.3
Liabilities and Equity
Current Liabilities
Accounts payable	$74.2	$91.0
Accrued expenses	98.9	134.2
Amounts due to Becton, Dickinson and Company	16.3	42.5
Salaries, wages and related items	49.4	66.7
Current debt obligations	9.5	9.5
Current finance lease liabilities	3.4	3.4
Income taxes	9.8	26.7
Total Current Liabilities	$261.5	$374.0
Deferred Income Taxes and Other Liabilities	62.6	54.1
Long-Term Debt	1,388.7	1,565.3
Non Current Finance Lease Liabilities	28.7	30.2
Contingencies
Embecta Corp. Equity
Common stock, $0.01 par value Authorized - 250,000,000 Issued and outstanding - 58,496,113 as of September 30, 2025 and 57,707,285 as of September 30, 2024	0.6	0.6
Additional paid-in capital	80.0	52.5
Accumulated deficit	(445.6)	(498.6)
Accumulated other comprehensive loss	(285.6)	(292.8)
Total Equity	(650.6)	(738.3)
Total Liabilities and Equity	$1,090.9	$1,285.3

Condensed Consolidated Statements of Cash Flows
Embecta Corp.
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2025	2024
Operating Activities
Net income	$95.4	$78.3
Adjustments to net income to derive net cash provided by operating activities:
Depreciation and amortization	40.7	36.2
Amortization of debt issuance costs	9.1	6.9
Amortization of cloud computing costs	10.4	6.3
Impairment of property, plant and equipment	10.6	—
Stock-based compensation	31.6	26.3
Deferred income taxes	17.6	(70.6)
Change in operating assets and liabilities:
Trade receivables, net	44.2	(174.7)
Inventories	(6.1)	(16.5)
Due from/due to Becton, Dickinson and Company	25.3	58.9
Prepaid expenses and other	8.5	39.5
Accounts payable, accrued expenses and other current liabilities	(68.9)	60.0
Income and other net taxes payable	(28.1)	13.2
Other assets and liabilities, net	1.4	(28.1)
Net Cash Provided by Operating Activities	$191.7	$35.7
Investing Activities
Capital expenditures	(9.3)	(15.8)
Net Cash Used for Investing Activities	$(9.3)	$(15.8)
Financing Activities
Payments on long-term debt	(184.6)	(34.6)
Payments related to tax withholding for stock-based compensation	(5.7)	(3.0)
Payments on finance lease	(1.4)	(1.3)
Dividend payments	(35.0)	(34.5)
Net Cash Used for Financing Activities	$(226.7)	$(73.4)
Effect of exchange rate changes on cash and equivalents and restricted cash	(1.3)	1.2
Net Change in Cash and equivalents and restricted cash	$(45.6)	$(52.3)
Opening Cash and equivalents and restricted cash	274.2	326.5
Closing Cash and equivalents and restricted cash	$228.6	$274.2

About Non-GAAP financial measures

In evaluating our operating performance, we supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures including (i) Adjusted Revenues, (ii) earnings before interest, taxes, depreciation, and amortization (“EBITDA”), (iii) Adjusted EBITDA and Adjusted EBITDA Margin, (iv) Adjusted Gross Profit and Adjusted Gross Profit Margin, (v) Adjusted Constant Currency Revenue Growth, (vi) Adjusted Operating Income and Adjusted Operating Income Margin, (vii) Adjusted Net Income and Adjusted Earnings Per Diluted Share, and (viii) Free cash flow. These non-GAAP financial measures are indicators of our performance that are not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, stockholders and other readers of our consolidated financial statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. The Company uses non-GAAP financial measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a meaningful alternative representation of the underlying operating performance of the business.
For the three- and twelve-month periods ended September 30, 2025 and 2024, the reconciliation of (1) GAAP Revenues ("Reported Revenues") to Adjusted Revenues and (2) GAAP Net income to EBITDA and Adjusted EBITDA was as follows (unaudited, in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2025	2024	2025	2024
Reported Revenues	$264.0	$286.1	$1,080.4	$1,123.1
Italian payback measure (1)	(0.7)	4.1	(0.7)	4.1
Adjusted Revenues	$263.3	$290.2	$1,079.7	$1,127.2

GAAP Net Income	$26.4	$14.6	$95.4	$78.3
Interest expense, net	26.1	29.0	107.3	112.3
Income taxes	2.6	(21.6)	40.9	(34.1)
Depreciation and amortization	13.1	9.5	40.7	36.2
EBITDA	$68.2	$31.5	$284.3	$192.7
Italian payback measure (1)	(0.7)	4.1	(0.7)	4.1
Stock-based compensation expense (2)	9.6	6.2	31.8	26.6
One-time stand up costs (3)	6.6	26.2	35.6	111.2
European regulatory initiative-related costs ("EU MDR") (4)	0.1	0.2	0.8	0.5
Business optimization and severance related costs (5)	2.7	1.7	6.9	7.4
Deferred jurisdiction adjustments in Other income (expense), net for taxes (6)	—	0.6	—	4.6
Amortization of cloud computing arrangements (7)	2.6	2.5	10.4	6.3
Costs associated with the discontinued patch pump program(8)	0.8	—	46.2	—
Adjusted EBITDA	$89.9	$73.0	$415.3	$353.4
Adjusted EBITDA Margin	34.1%	25.2%	38.5%	31.4%

1.Reflects the recognition of changes in estimates for the Italian payback measure relating to certain prior fiscal years between 2015 and 2023.
2.Represents stock-based compensation expense incurred during the three and twelve months ended September 30, 2025 and 2024, respectively. For the three months ended September 30, 2025, $8.6 million is recorded in Selling and administrative expense, $0.9 million is recorded in Cost of products sold, and $0.1 million is recorded in Research and development expense. For the twelve months ended September 30, 2025, $25.8 million is recorded in Selling and administrative expense, $2.8 million is recorded in Cost of products sold, $2.8 million is recorded in Other operating expenses, and $0.4 million is recorded in Research and development expense. For the three months ended September 30, 2024, $5.3 million is recorded in Selling and administrative expense, $0.4 million is recorded in Cost of products sold, and $0.5 million is recorded in Research and development expense. For the twelve months ended September 30, 2024, $21.4 million is recorded in Selling and administrative expense, $3.0 million is recorded in Cost of products sold, and $2.2 million is recorded in Research and development expense.
3.One-time stand-up costs incurred primarily include: (i) product registration and labeling costs; (ii) warehousing and distribution set-up costs; (iii) legal costs associated with patents and trademark work; (iv) temporary headcount resources within accounting, tax, finance, human resources, regulatory and IT; and (v) one-time business integration and IT related costs primarily associated with our global ERP implementation. For the three months ended September 30, 2025, approximately $5.0 million is recorded in Other operating expenses, $1.3 million is recorded in Cost of products sold and $0.3 million is recorded in Research and development expense. For the twelve months ended September 30, 2025, approximately $31.3 million is recorded in Other operating expenses, $2.8 million is recorded in Cost of products sold and $1.5 million is recorded in Research and development expense. For the three months ended September 30, 2024, approximately $26.0 million and $0.2 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the twelve months ended September 30, 2024, approximately $109.9 million and $1.3 million are recorded in Other operating expenses and Selling and administrative expense, respectively.
4.Represents costs required to develop processes and systems to comply with regulations such as the EU MDR and General Data Protection Regulation ("GDPR") which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. For the three months ended September 30, 2025, $0.1 million is recorded in Research and development expense. For the three months ended September 30, 2024, $0.2 million is recorded in Research and development expense. For the twelve months ended September 30, 2025, $0.6 million is recorded in Research and development expense and $0.2 million is recorded in Cost of products sold. For the twelve months ended September 30, 2024, $0.5 million is recorded in Research and development expense.
5.Represents business optimization and severance related costs associated with standing up the organization recorded in Other operating expenses.
6.Represents amounts due to BD for tax liabilities incurred in deferred closing jurisdictions where BD is considered the primary obligor.
7.Represents amortization of implementation costs associated with cloud computing arrangements recorded in Other operating expenses.
8.Represents costs incurred during the three and twelve months ended September 30, 2025 associated with the discontinued patch pump program, excluding those program costs classified above within Depreciation and amortization and Stock-based compensation expense. The discontinued patch pump program costs are primarily one-time in nature and represent expenses that we do not view as normal operating expenses necessary to operate our core business. The costs primarily consist of severance-related costs, asset impairments, contract termination costs, and other operating costs. For the three months ended September 30, 2025, $0.7 million is recorded in Research and development expense and $0.1 million is recorded in Cost of products sold. For the twelve months ended September 30, 2025, $24.6 million is recorded in Research and development expense, $13.8 million is recorded in Other operating expenses, $7.0 million is recorded in Cost of products sold, and $0.8 million is recorded in Selling and administrative expense.

For the three- and twelve-month periods ended September 30, 2025, the reconciliations of (1) GAAP Revenues ("Reported Revenues") to Adjusted Revenues (2) GAAP Gross Profit and Gross Margin to Adjusted Gross Profit and Adjusted Gross Margin, (3) GAAP Operating Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Income Margin, (4) GAAP Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share, and (5) Free Cash Flow are as follows (unaudited in millions, except per share amounts):

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2025	2024	2025	2024
Reported Revenues	$264.0	$286.1	$1,080.4	$1,123.1
Italian payback measure (1)	(0.7)	4.1	(0.7)	4.1
Adjusted Revenues	$263.3	$290.2	$1,079.7	$1,127.2

GAAP Gross Profit	$158.5	$173.8	$676.8	$735.2
GAAP Gross Profit Margin	60.0%	60.7%	62.6%	65.5%
Italian payback measure (1)	(0.7)	4.1	(0.7)	4.1
Stock-based compensation expense (2)	—	0.1	—	0.3
Amortization of intangible assets (3)	0.3	0.3	1.1	1.1
One-time stand up costs (4)	1.3	—	2.8	—
EU MDR (5)	—	—	0.3	—
Costs associated with the discontinued patch pump program(6)	0.1	—	7.0	—
Adjusted Gross Profit	$159.5	$178.3	$687.3	$740.7
Adjusted Gross Profit Margin	60.6%	61.4%	63.7%	65.7%
(1)Reflects the recognition of changes in estimates for the Italian payback measure relating to certain prior fiscal years between 2015 and 2023.
(2)Represents stock-based compensation expense recognized during the period associated with the incremental value of converted legacy BD share-based awards and sign-on equity awards granted to certain members of the embecta leadership team in connection with the Separation from BD recorded in Cost of products sold.
(3)Amortization of intangible assets is recorded in Cost of products sold.
(4)One-time stand-up costs incurred are primarily attributed to brand transition.
(5)Represents costs required to develop processes and systems to comply with regulations such as the EU MDR and GDPR which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time.
(6)Represents costs incurred for the three and twelve months ended September 30, 2025 associated with the discontinued patch pump program. These costs are primarily one-time in nature and represent expenses that we do not view as normal operating expenses necessary to operate our core business. The costs primarily consist of asset impairments and other operating costs.

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2025	2024	2025	2024
GAAP Operating Income	$56.5	$26.2	$242.1	$166.8
GAAP Operating Income Margin	21.4%	9.2%	22.4%	14.9%
Amortization of intangible assets (1)	0.3	0.3	1.1	1.1
One-time stand up costs (2)	6.6	27.5	35.6	112.5
EU MDR (3)	0.1	0.2	0.8	0.5
Stock-based compensation expense (4)	0.2	1.2	2.2	4.5
Business optimization and severance related costs (5)	2.7	1.7	7.3	7.4
Costs associated with the discontinued patch pump program (6)	1.0	—	49.3	—
Italian payback measure (7)	(0.7)	4.1	(0.7)	4.1
Adjusted Operating Income	$66.7	$61.2	$337.7	$296.9
Adjusted Operating Income Margin	25.3%	21.1%	31.3%	26.3%

GAAP Net Income	$26.4	$14.6	$95.4	$78.3
Adjustments:
GAAP Income tax provision (benefit)	2.6	(21.6)	40.9	(34.1)
Amortization of intangible assets (1)	0.3	0.3	1.1	1.1
One-time stand up costs (2)	6.6	27.5	35.6	112.5
EU MDR (3)	0.1	0.2	0.8	0.5
Stock-based compensation expense (4)	0.2	1.2	2.2	4.5
Business optimization and severance related costs (5)	2.7	1.7	7.3	7.4
Costs associated with the discontinued patch pump program (6)	1.0	—	49.3	—
Italian payback measure (7)	(0.7)	4.1	(0.7)	4.1
Deferred jurisdiction adjustments in Other income (expense), net for taxes (8)	—	0.6	—	4.6
Non-GAAP Income tax provision (9)	(9.8)	(2.7)	(58.0)	(35.8)
Adjusted Net Income	$29.4	$25.9	$173.9	$143.1

GAAP Net Income per Diluted share	$0.45	$0.25	$1.62	$1.34
Adjusted Net Income per Diluted share	$0.50	$0.45	$2.95	$2.45

Diluted weighted-average shares outstanding (in thousands)	58,867	58,122	58,915	58,326
(1)Amortization of intangible assets is recorded in Cost of products sold.
(2)One-time stand-up costs incurred primarily include: (i) product registration and labeling costs; (ii) warehousing and distribution set-up costs; (iii) legal costs associated with patents and trademark work; (iv) temporary headcount resources within accounting, tax, finance, human resources, regulatory and IT; and (v) one-time business integration and IT related costs primarily associated with our global ERP implementation. For the three months ended September 30, 2025, approximately $5.0 million is recorded in Other operating expenses, $1.3 million is recorded in Cost of products sold and $0.3 million is recorded in Research and development expense. For the twelve months ended September 30, 2025, approximately $31.3 million is recorded in Other operating expenses, $2.8 million is recorded in Cost of products sold and $1.5 million is recorded in Research and development expense. For the three months ended September 30, 2024, approximately $27.3 million and $0.2 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the twelve months ended September 30, 2024, approximately $111.2 million and $1.3 million are recorded in Other operating expenses and Selling and administrative expense, respectively.
(3)Represents costs required to develop processes and systems to comply with regulations such as the EU MDR and GDPR which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. For the three months ended September 30, 2025, $0.1 million is recorded in Research and development expense. For the three months ended September 30, 2024, $0.2 million is recorded in Research and development expense. For the twelve months ended September 30, 2025, $0.6 million is recorded in Research and development expense and $0.2 million is recorded in Cost of products sold. For the twelve months ended September 30, 2024, $0.5 million is recorded in Research and development expense.
(4)Represents stock-based compensation expense recognized during the period associated with the incremental value of converted legacy BD share-based awards and sign-on equity awards granted to certain members of the embecta leadership team in connection with the Separation from BD. For the three months ended September 30, 2025, $0.2 million is recorded in Selling and administrative expense. For the twelve months ended September 30, 2025, $2.2 million is recorded in Selling and administrative expense. For the three months ended September 30, 2024, $1.1 million is recorded in Selling and administrative expense and $0.1 million is recorded in Cost of products sold. For the twelve months ended, September 30, 2024, $4.1 million is recorded in Selling and administrative expense, $0.1 million is recorded in Research and development expense, and $0.3 million is recorded in Cost of products sold.

(5)Represents restructuring, business optimization, and severance related costs associated with standing up and optimizing the organization recorded in Other operating expenses.
(6)Represents costs incurred during the three and twelve months ended September 30, 2025 associated with the discontinued patch pump program, excluding those program costs classified above within Depreciation and amortization and Stock-based compensation expense. The discontinued patch pump program costs are primarily one-time in nature and represent expenses that we do not view as normal operating expenses necessary to operate our core business. The costs primarily consist of severance-related costs, asset impairments, contract termination costs, and other operating costs. For the three months ended September 30, 2025, $0.9 million is recorded in Research and development expense and $0.1 million is recorded in Cost of products sold. For the twelve months ended September 30, 2025, $25.3 million is recorded in Research and development expense, $16.2 million is recorded in Other operating expenses, $7.0 million is recorded in Cost of products sold, and $0.8 million is recorded in Selling and administrative expense.
(7)Reflects the recognition of changes in estimates for the Italian payback measure relating to certain prior fiscal years between 2015 and 2023.
(8)Represents amounts due to BD for tax liabilities incurred in deferred jurisdictions where BD is considered the primary obligor.
(9)Represents the amount of tax expense that the Company estimates that it would record if it used non-GAAP results instead of GAAP results in the calculation of its tax provision. The non-GAAP effective tax rate for both the three and twelve months ended September 30, 2025 was 25%. The non-GAAP effective tax rates for the three and twelve months ended September 30, 2024 were 9% and 20%, respectively.

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2025	2024	2025	2024
Net Cash Provided by Operating Activities	$84.0	$26.6	$191.7	$35.7
Less:
Capital expenditures	(7.3)	—	(9.3)	(15.8)
Non-GAAP Free Cash Flow	$76.7	$26.6	$182.4	$19.9

About embecta

embecta is a global diabetes care company that is leveraging its nearly 100-year legacy in insulin delivery to empower people with diabetes to live their best life through innovative solutions, partnerships and the passion of approximately 2,000 employees around the globe. For more information, visit embecta.com or follow our social channels on LinkedIn, Facebook, and Instagram.

Safe Harbor Statement Regarding Forward-Looking Statements
This press release contains express or implied "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward-looking statements concern our current expectations regarding our future results from operations, performance, financial condition, goals, strategies, plans and achievements. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors, and you should not rely upon them except as statements of our present intentions and of our present expectations, which may or may not occur. When we use words such as "believes," "expects," "anticipates," "estimates," "plans," "intends", “goal,” “pursue”, “will” “may” or similar expressions, we are making forward-looking statements. For example, embecta is using forward-looking statements when it discusses its fiscal 2026 financial guidance, the initiatives announced at its 2025 Analyst and Investor Day, maintaining its global leadership position in its core product categories, executing on its new product programs, its expectations around its adjusted operating margin and free cash flow, building value for stakeholders based on its global scale, resilient supply chain, and experienced teams, expectations related to the impact of incremental tariffs, strengthening its core business, expanding the product portfolio, brand transition plan timing, plans to prioritize free cash flow towards paying down debt, and create financial flexibility for future investments, expected savings and expenses from its organizational restructuring and the timing thereof, expectations with respect to strengthening its base business, separating and standing up embecta as an independent company, and investing in growth, and its ability to expand into other markets. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. In addition, important factors that could cause actual results to differ from expectations include, among others: (i) competitive factors that could adversely affect embecta’s operations; (ii) any inability to replace the services provided by BD under the transaction documents; (iii) any failure by BD to perform its obligations under the various separation agreements entered into in connection with the separation and distribution; (iv) any events that adversely affect the sale or profitability of embecta’s products or the revenues delivered from sales to its customers; (v) increases in operating costs, including fluctuations in the cost and availability of raw materials or components used in its products, the ability to maintain favorable supplier arrangements and relationships, and the potential adverse effects of any disruption in the availability of such items; (vi) the impact of the global trade environment resulting from newly instituted tariffs causing certain foreign governments, private purchasers and others to consider transitioning away from products originating from certain countries (including the U.S.) in favor of buying “local” products and local manufacturers and competitors to attempt to capitalize on these sentiments and engage in aggressive competitive pricing or other strategies to divert customers away from embecta; (vii) changes in reimbursement practices of governments or private payers or other cost containment measures; (viii) the adverse financial impact resulting from unfavorable changes in foreign currency exchange rates, as well as regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates; (ix) the impact of changes in U.S. federal laws and policy that could affect fiscal and tax policies, healthcare and international trade, including import and export regulation and international trade agreements; (x) any new pandemic, or any geopolitical instability, including disruptions in its operations and supply chains; (xi) new or changing laws and regulations, or changes in enforcement practices, including laws relating to healthcare, environmental protection, trade, monetary and fiscal policies, taxation and licensing and regulatory requirements for products; (xii) the expected benefits of the separation from BD; (xiii) risks associated with embecta’s indebtedness; (xiv) the risk that ongoing dis-synergy costs, costs of restructuring and other costs incurred in connection with the separation from BD will exceed our estimates of these costs; (xv) the risk that it will be more difficult than expected to effect embecta’s full separation from BD; (xv) the risks related to timely and successfully completing the brand transition, including any resulting regulatory registration and license delays and interruptions in the transition of the rebranded products into commercial operations, networks, administrative operations and end-to-end product flow and user access; (xvi) expectations related to the costs, profitability, timing and the estimated financial impact of, and charges and savings associated with, the restructuring plan we announced; (xvii) risks associated with not completing strategic collaborative partnerships and acquisitions for innovative technologies, complementary product lines, and new markets; and (xviii) the other risks described in our periodic reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as further updated by our Quarterly Reports on Form 10-Q we have filed or will file hereafter. Except as required by law, we undertake no obligation to update any forward-looking statements appearing in this release.

CONTACTS

Investors:
Pravesh Khandelwal
VP, Head of Investor Relations
551-264-6547
Contact IR

Media:
Christian Glazar
Sr. Director, Corporate Communications
908-821-6922
Contact Media Relations